Exhibit m.7

                           SHAREHOLDER SERVICES PLAN

                            SHAREHOLDER SERVICES PLAN

                             AETNA SERIES FUND, INC.
                             BROKERAGE CASH RESERVES

This Shareholder Services Plan (the "Plan") is adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), by AETNA SERIES FUND, INC. (the "Fund"), a Maryland corporation, on behalf of Brokerage Cash Reserves (the "Series"), subject to the following terms and conditions:

SECTION 1.    ANNUAL FEES.

Service Fee. The Series will pay to the underwriter of its shares, Aeltus Capital, Inc. (the "Underwriter"), a Connecticut corporation, a service fee under the Plan at the annual rate of 0.15% of the average daily net assets of the Series (the "Service Fee").

Adjustment to Fees. The Service Fee may be reduced if approved by the Underwriter and the Board of Directors of the Fund (the "Board") in the manner specified in Section 3.

Payment of Fees. The Service Fee will be calculated daily and paid monthly by the Series.

SECTION 2.    EXPENSES COVERED BY THE PLAN.

The Service Fee may be used by the Underwriter primarily to pay firms and their agents for servicing of and recordkeeping for shareholder accounts, including a continuing fee which shall begin to accrue immediately after the sale of such shares.

The amount of the Service Fee is not related directly to expenses incurred by the Underwriter, and this Section 2 does not obligate the Series to reimburse the Underwriter for such expenses. The Service Fee will be paid by the Series to the Underwriter unless and until (a) the Plan is terminated in accordance with
Section 5; or (b) the Plan is not renewed with respect to the Series pursuant to
Section 4. Any service expenses in excess of the Service Fee which the Underwriter has incurred on behalf of the Series and accrued through the termination date are the sole responsibility and liability of the Underwriter and are not an obligation of the Series.

SECTION 3.    APPROVAL OF DIRECTORS.

Neither the Plan nor any related agreements will take effect until approved by a majority of both (a) the Board of Directors of the Fund and (b) those Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Directors"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

SECTION 4.    CONTINUANCE OF THE PLAN.

The Plan shall become effective on August 1, 1999 and shall remain in force and effect through December 31, 1999, unless earlier terminated. Following the expiration of its initial term, the Plan shall continue in force and effect for a one-year period, provided such continuance is specifically approved at least annually:

1. by a majority of the members of the Board, or by vote of a majority of each Series' shares; and
2. by the vote of a majority of the Qualified Directors cast in person at a meeting specifically called for such purpose.

SECTION 5.    TERMINATION.

The Plan may be terminated at any time with respect to the Series, without the payment of any penalty, by (a) the vote of a majority of the Series' outstanding voting securities, or (b) a vote of a majority of the Qualified Directors. The Plan may remain in effect with respect to the Series even if the Plan has been terminated in accordance with this Section 5 with respect to any other series of the Fund.

SECTION 6.    AMENDMENTS.

The Plan may not be amended with respect to the Series so as to increase materially the amounts of the Service Fee described in Section 1 above unless the amendment is approved by a vote of the holders of at least a majority of the outstanding voting securities of the Series. No material amendment to the Plan may be made unless approved in the manner described in Section 3 above.

SECTION 7.    WRITTEN REPORTS.

In each year during which the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Series pursuant to the Plan, or any related agreement, will prepare and furnish to the Board, and the Board shall review, at least quarterly, written reports setting out the amounts expended under the Plan and the purposes for which those expenditures were made.

SECTION 8.    PRESERVATION OF MATERIALS.

The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 7, for a period of not less than six (6) years (the first two (2) years in an easily accessible place) from the date of the Plan, agreement or report.

SECTION 9.    MEANINGS OF CERTAIN TERMS.

As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning ascribed to those terms under the 1940 Act.

IN WITNESS WHEREOF, the Fund, on behalf of the Series, has executed this Plan as of this 15th day of July 1999.

                             AETNA SERIES FUND, INC.
                      ON BEHALF OF BROKERAGE CASH RESERVES

                          By: /s/J.Scott Fox
                             -----------------------------
                              J. Scott Fox, President